CONSENT



We have issued our reports dated January 29, 1999, except for Note C for which the date is March 31, 1999, accompanying the consolidated financial statements and schedule of LarsonoDavis Incorporated included in the Annual Report of LarsonoDavis Incorporated on Form 10-K for the year ended December 31, 1998. We hereby consent to the incorporation by reference of said reports in the Registration Statements of LarsonoDavis Incorporated on Forms S-3 (File No. 333-1505, effective March 22, 1996; File No. 333-6527, effective August 2, 1996; File No. 333-29923, effective October 3, 1997; and File No. 333-49989, effective May 29, 1998) and on Forms S-8 (File No. 33-44784, filed December 30, 1991; File No. 33-35751, filed July 5, 1990; File No. 333-24553, filed April 4, 1997; and
File No. 333-38919, filed October 28, 1997).

/s/ Grant Thornton LLP

GRANT THORNTON LLP


Provo, Utah
January 29, 1999, except for Note C for which the date is March 31, 1999